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                                                                  EXHIBIT 10.01D


        AMENDMENT TO 1998 EMPLOYEE SHARE OPTION AND RESTRICTED SHARE PLAN
             ADOPTED BY THE BOARD OF DIRECTORS ON FEBRUARY 23, 1999

       As of February 23, 1999, the number of shares of Guilford common stock covered by the 1998 Employee Share Option and Restricted Share Plan, as set forth in Section 4 of said plan, is increased from 600,000 shares to 1,100,000 shares.